Exhibit 99.1

News Release For Immediate Release

Catasys Announces Partnership with Circulation and Lyft

Groundbreaking Relationship Expands Catasys’ Ability to Address Social Determinants of Health

Los Angeles, CA – May 8, 2019 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI and technology-enabled healthcare company, today announced a strategic partnership with Circulation, a leading manager of non-emergent medical transportation (NEMT) programs for state government agencies, hospitals and managed care organizations. Catasys’ OnTrak™ solution will now incorporate transportation services provided by Lyft, Inc. (NASDAQ: LYFT) (“Lyft”) and other specialty transportation network companies to further address member needs relating to social determinants of health.

The partnership will leverage the OnTrak Care Team’s ability to engage members with Circulation’s ability to provide safe and secure transportation through Lyft and other providers. When the OnTrak Care Team identifies a transportation barrier to a member getting to psychosocial or medical visits, they can activate the Circulation service. This transportation is provided as part of the OnTrak program, at no additional cost to the member or the health plan. These provider visits can be helpful to the member developing coping mechanisms and building self-management skills.

Rick Anderson, Catasys President and Chief Operating Officer, stated, “We believe that people are able to improve their health only when the full spectrum of their behavioral, medical and social determinant needs are met. Our partnership with Circulation will enhance our ability to address many of our members’ needs relating to complicating social determinants of health such as transportation and access to healthy meals. By identifying member vulnerabilities and overcoming barriers to both engagement and treatment, we will be able to dramatically improve their health and their lives.”

Robin Heffernan, PhD, Co-founder of Circulation, added, “We are excited to partner with Catasys, helping to advance the health and well-being of their members through our platform. We believe the future of healthcare will rely on easy access, trusted navigation and a frictionless experience for the user. To be successful in this new world, we need a sophisticated platform that enables this exchange. At Circulation, we believe in providing value to our members by ensuring they are at the appropriate site of care at the right time.”

Catasys is focused on changing lives by improving the health of those with unaddressed and often unidentified behavioral health conditions through technologically optimized care, while reducing medical costs for healthcare payers. Catasys’ proprietary OnTrak solution is an integrated suite of interventions that includes care coaching, psychosocial and medical visits, and in-market Community Care Coordinators who connect members with local resources, which will now include access to transportation options such as Lyft.

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Circulation is a comprehensive healthcare logistics platform, driving innovation in healthcare transportation and strategic vision for care continuum. The cloud-based transportation solution is HIPAA-compliant and provides anonymity, security, analytics and notifications via phone and email about ride scheduling, dispatch, will call and completion.

About Catasys, Inc.

Catasys, Inc. harnesses proprietary big data predictive analytics, artificial intelligence and telehealth, combined with human interaction, to deliver improved member health and validated outcomes and savings to health plans. Our mission is to help improve the health and save the lives of as many people as possible.

Catasys' integrated, technology-enabled OnTrak solution—contracted with a growing number of national and regional health plans--is designed to treat members with behavioral conditions that cause or exacerbate co-existing medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance.

OnTrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators. The program improves member health and delivers validated cost savings to healthcare payers of more than 50 percent for enrolled members. OnTrak is available to members of several leading health plans in Alabama, California, Connecticut, Florida, Georgia, Illinois, Iowa, Kansas, Kentucky, Louisiana, Massachusetts, Mississippi, Missouri, Nebraska, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Learn more at www.catasys.com.

About Circulation

Founded in 2016, Boston-based Circulation was acquired by LogistiCare Solutions, LLC in September 2019, a wholly-owned subsidiary of the Providence Service Corporation (Nasdaq: PRSC). As a combined entity, they are the nation’s largest manager of non-emergency medical transportation (NEMT) for state government agencies, providers and managed care organizations. Together, the combination provides NEMT ride management, call center management, transportation provider network development and credentialing and vendor administration. The two provide access to convenient, cost-effective, safe and reliable transportation. The company’s technology-enabled solutions provide enhanced functionality, strong network performance, streamlined workflow processes, and high overall system efficiency. LogistiCare maintains a 99 percent complaint-free service rate while annually managing over 65 million trips and more than 24 million eligible riders in 48 states.

Learn more at www.circulation.com.